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                                                                    EXHIBIT 12.1

                              PROTECTION ONE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                                               PROTECTION ONE                    PREDECESSOR
                                                                               --------------                    -----------
                                                                                                                  53 WEEKS
                                                      YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED  YEAR ENDED    ENDED
                                                       DECEMBER    DECEMBER    DECEMBER    DECEMBER    DECEMBER   DECEMBER
                                                       31, 2000    31, 1999    31, 1998    31, 1997    31, 1996   30, 1996
                                                       --------    --------    --------    --------    --------   --------
Earnings:
    Net loss                                           $(57,171)   $(80,736)   $(17,833)  $(42,315)      $(656)    $(4,860)
    Adjustments:
         Extraordinary (gain) loss                      (49,273)      1,691      (1,591)    --          --          --
         Consolidated provision for income taxes         35,872      27,108       3,689     28,405        (310)     (2,978)
         Fixed charges less interest income              60,332      87,037      56,129     33,483          15      10,879
                                                       --------    --------    --------   --------    --------    --------

Earnings as adjusted (A)                                (10,240)     35,100      40,394     19,573        (951)      3,041
                                                       ========    ========    ========   ========    ========    ========


Fixed Charges:
    Interest on debt and capitalized leases              59,322      84,691      55,990     33,483          15      10,879
    Amortization of deferred financing costs              1,010       2,346         139     --          --          --
                                                       --------    --------    --------   --------    --------    --------

Fixed Charges (B)                                        60,332      87,037      56,129     33,483          15      10,879
                                                       ========    ========    ========   ========    ========    ========


Ratio of earnings to fixed charges (A) divided by (B)

Deficiency of earnings to fixed charges                  70,572      51,937      15,735     13,910         966       7,838
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